    Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2026 RESULTS

Second Quarter Results

●	Total revenues of $38.4 million, a 5% year-over-year improvement

●	Net loss of $(4.6) million and loss per share of $(1.71), compared to net income of $0.9 million and diluted earnings per share of $0.34 in the same quarter of 2025

●	Adjusted EBITDA of $1.9 million, compared to $2.2 million in the same quarter of 2025

●	$31.3 million in cash and $7.5 million of total debt, consisting entirely of finance lease obligations, as of June 30, 2026

HOUSTON, July 30, 2026 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended June 30, 2026.

NCS’s Chief Executive Officer, Ryan Hummer, commented, “Our second quarter results reflect the continued execution of our strategy in a dynamic market environment, with revenue growth driven by our portfolio of differentiated, technologically advanced products and services, led by a strong performance from Repeat Precision and our U.S. tracer diagnostics offerings.

We remain focused on delivering exceptional service to our customers and supporting our employees and other stakeholders as we progress toward our pending combination with Weatherford. The tremendous efforts, dedication and focus from our team at NCS has not wavered as we continue to bring world-class products and service to our customers and plan for the exciting opportunities ahead with Weatherford. We thank our employees, customers, vendors, and shareholders for their continued trust and support.”

Financial Review

Total revenues were $38.4 million for the quarter ended June 30, 2026 compared to $36.5 million for the second quarter of 2025. Overall product sales contribution was consistent when comparing these periods. In the United States, there was an increase of $6.1 million related to Repeat Precision stemming from a growing customer base and the successful commercialization of new products, partially offset by a decrease in sliding sleeve sales, as the prior year included a large sale to a multinational customer which did not recur in 2026. In Canada, fracturing systems activity was lower in 2026 than in prior year, due in part to customer delays of planned projects and the impact of customer consolidation. International product sales remained consistent with the prior year. Services revenue increased overall largely due to the contribution of ResMetrics, acquired in July 2025, which provided $2.3 million of services revenue for the quarter ended June 30, 2026, as well as an increase in fracturing systems service revenue in the United States, partially offset by declines in Canada and internationally.

Compared to the first quarter of 2026, total revenues decreased by 16%, primarily due to a 42% decline in Canada, attributable in part to the normal seasonal decline associated with spring break-up, partially offset by a 37% increase in international revenues which are more project-specific, and a 7% increase in U.S. revenues.

Gross profit was $13.1 million, or a gross margin of 34%, for the second quarter of 2026, compared to $12.3 million, or a gross margin of 34%, for the second quarter of 2025. Gross margin for the second quarter modestly improved, reflecting the mix of products and services provided, including the contribution from ResMetrics. The improvement was partially offset by activities in the prior year that did not recur at the same levels in 2026, including the year-over-year decline in revenue in Canada and a reduction in higher-margin international tracer diagnostics projects in the Middle East. Adjusted gross profit, which we define as total revenues less total cost of sales, exclusive of depreciation and amortization ("DD&A"), was $13.9 million, or an adjusted gross margin of 36%, for the second quarter of 2026, compared to $13.0 million, and 36%, respectively, for the second quarter of 2025.

Selling, general and administrative expenses totaled $18.0 million for the second quarter of 2026, an increase of $4.3 million compared to the same period in 2025. The increase was primarily driven by higher professional fees associated with strategic acquisition-related activities, including the Weatherford transaction, as well as incremental expenses of $0.7 million associated with ResMetrics.

Other income was $1.6 million for each of the quarters ended June 30, 2026 and 2025, primarily consisting of royalty income earned from licensees.

Net loss was $(4.6) million, or $(1.71) per share, for the quarter ended June 30, 2026 compared to net income of $0.9 million, or $0.34 per diluted share for the quarter ended June 30, 2025.

Adjusted EBITDA was $1.9 million for the quarter ended June 30, 2026, a decrease of $0.3 million compared to the same period a year ago. Adjusted EBITDA margin of 5% for the quarter ended June 30, 2026, compared to 6% for the same period a year ago.

Cash flow from operating activities for the six months ended June 30, 2026 was a use of cash of $(0.6) million, compared to a source of cash of $1.9 million for the same period in 2025. For the six months ended June 30, 2026, free cash flow less distributions to non-controlling interest was $(1.6) million, compared to $0.5 million for the same period in 2025. The overall change in cash flow from operating activities was primarily attributable to lower net income, an increase in inventory, payment of a deposit of approximately $1.4 million in connection with our objections to the Canadian tax reassessments, and the timing of payments for materials and other components, partially offset by a decrease in accounts receivable due in part to favorable collection of trade receivables.

Liquidity and Capital Expenditures

As of June 30, 2026, NCS had $31.3 million in cash, $7.5 million in total indebtedness related to finance lease obligations, and a borrowing base under the undrawn asset-based revolving credit facility (“ABL Facility”) of $14.5 million. Our working capital, defined as current assets minus current liabilities, was $89.9 million and $93.4 million as of June 30, 2026 and December 31, 2025, respectively.

Net working capital, calculated as working capital, less cash and excluding the current maturities of long-term debt, was $60.9 million and $59.1 million as of June 30, 2026 and December 31, 2025, respectively. The increase in net working capital was primarily driven by higher inventory levels and a decrease in accrued expenses related to the payment of our 2025 bonus in the first quarter of 2026, as well as a decrease in other current liabilities associated with payments for cash settled share-based awards, partially offset by a decrease in accounts receivable and an increase in accounts payable.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $1.0 million and $0.5 million for the six months ended June 30, 2026 and 2025, respectively.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Acquisition of NCS by Weatherford

As previously disclosed on the Form 8-K filed on June 2, 2026, on May 31, 2026, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Weatherford International plc (“Weatherford”), pursuant to which a wholly owned subsidiary of Weatherford will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Weatherford (the “Merger”). Upon completion of the transaction, our stockholders will have the right to receive Weatherford ordinary shares or a combination of cash and Weatherford ordinary shares, in each case subject to the terms of the Merger Agreement. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close in the second half of 2026. The holder of more than 50% of our outstanding common stock has approved the transaction by written consent; accordingly, no further stockholder approval is required.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly those that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East and Argentina. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: the ability of the Company and Weatherford to satisfy the conditions to complete the proposed merger, the timing of the proposed merger, the risk that the proposed merger may not be completed, the effects of the proposed merger on our business, operations and relationships with customers, suppliers and employees, and the risk of litigation and/or enforcement proceedings arising out of the proposed merger; declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; losses and liabilities from uninsured or underinsured business activities and litigation; additional income tax liabilities and reassessments; change in trade policy, including the impact of tariffs; our failure to identify and consummate potential acquisitions; the financial health of our customers including their ability to pay for products or services provided; our inability to integrate or realize the expected benefits from acquisitions; our inability to achieve suitable price increases to offset the impacts of cost inflation; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; our inability to accurately predict customer demand, which may result in excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including tax policies, anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; impairment in the carrying value of long-lived assets including goodwill; system interruptions or failures, including complications with our enterprise resource planning system, cybersecurity breaches, identity theft or other disruptions that could compromise our information; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition and the adoption of artificial intelligence and machine learning; our inability to protect and maintain critical intellectual property assets, the inability to protect our current royalty income, or the losses and liabilities from adverse decisions in intellectual property disputes; loss of, or interruption to, our information and computer systems; our failure to establish and maintain effective internal control over financial reporting; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer and Treasurer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
Product sales	$27,678	$27,776	$60,261	$62,842
Services	10,686	8,678	23,740	23,617
Total revenues	38,364	36,454	84,001	86,459
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	18,059	18,214	37,788	38,566
Cost of services, exclusive of depreciation and amortization expense shown below	6,358	5,242	14,095	13,040
Total cost of sales, exclusive of depreciation and amortization expense shown below	24,417	23,456	51,883	51,606
Selling, general and administrative expenses	17,958	13,626	33,686	29,821
Depreciation	1,289	1,235	2,582	2,439
Amortization	303	167	605	334
(Loss) income from operations	(5,603)	(2,030)	(4,755)	2,259
Other income (expense)
Interest expense, net	(84)	(68)	(110)	(110)
Other income, net	1,558	1,563	3,421	2,446
Foreign currency exchange (loss) gain	(275)	1,201	(385)	1,198
Total other income	1,199	2,696	2,926	3,534
(Loss) income before income tax	(4,404)	666	(1,829)	5,793
Income tax benefit	(1,367)	(1,032)	(533)	(359)
Net (loss) income	(3,037)	1,698	(1,296)	6,152
Net income attributable to non-controlling interest	1,569	774	3,681	1,172
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(4,606)	$924	$(4,977)	$4,980
(Loss) earnings per common share
Basic (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(1.71)	$0.36	$(1.87)	$1.93
Diluted (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(1.71)	$0.34	$(1.87)	$1.84
Weighted average common shares outstanding
Basic	2,687	2,594	2,658	2,581
Diluted	2,687	2,734	2,658	2,704

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$31,318	$36,725
Accounts receivable—trade, net	33,101	40,507
Inventories, net	44,544	39,011
Prepaid expenses and other current assets	2,986	2,031
Other current receivables	5,486	3,644
Total current assets	117,435	121,918
Noncurrent assets
Property and equipment, net	19,568	19,849
Goodwill	16,387	16,387
Identifiable intangibles, net	5,384	5,989
Operating lease assets	4,857	4,817
Deposits and other assets	1,889	586
Deferred income taxes, net	12,036	11,653
Total noncurrent assets	60,121	59,281
Total assets	$177,556	$181,199
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$12,879	$8,517
Accrued expenses	7,129	9,461
Income taxes payable	841	1,151
Operating lease liabilities	1,732	1,587
Contingent purchase consideration	—	1,250
Current maturities of long-term debt	2,326	2,385
Other current liabilities	2,605	4,175
Total current liabilities	27,512	28,526
Noncurrent liabilities
Long-term debt, less current maturities	5,195	5,259
Operating lease liabilities, long-term	3,527	3,716
Other long-term liabilities	197	202
Deferred income taxes, net	375	398
Total noncurrent liabilities	9,294	9,575
Total liabilities	36,806	38,101
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,719,733 shares issued and 2,624,523 shares outstanding at June 30, 2026 and 2,613,603 shares issued and 2,545,535 shares outstanding at December 31, 2025	27	26
Additional paid-in capital	451,015	449,890
Accumulated other comprehensive loss	(87,236)	(86,132)
Retained deficit	(240,253)	(235,276)
Treasury stock, at cost, 95,210 shares at June 30, 2026 and 68,068 shares at December 31, 2025	(3,343)	(2,269)
Total stockholders' equity	120,210	126,239
Non-controlling interest	20,540	16,859
Total equity	140,750	143,098
Total liabilities and equity	$177,556	$181,199

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
Cash flows from operating activities
Net (loss) income	$(1,296)	$6,152
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,187	2,773
Amortization of deferred loan costs	124	104
Share-based compensation	2,551	2,837
Provision for inventory obsolescence	286	191
Deferred income tax benefit	(439)	(1,398)
Gain on sale of property and equipment	(84)	(475)
Provision for credit losses	—	19
Net foreign currency unrealized loss (gain)	264	(1,854)
Changes in operating assets and liabilities:
Accounts receivable—trade	6,992	(1,827)
Inventories, net	(6,675)	(1,476)
Prepaid expenses and other assets	(2,227)	972
Accounts payable—trade	4,384	1,719
Accrued expenses	(2,262)	(1,680)
Other liabilities	(3,908)	(4,101)
Income taxes receivable/payable	(1,533)	(80)
Net cash (used in) provided by operating activities	(636)	1,876
Cash flows from investing activities
Purchases of property and equipment	(1,084)	(745)
Purchase and development of software and technology	(68)	—
Proceeds from sales of property and equipment	144	271
Net cash used in investing activities	(1,008)	(474)
Cash flows from financing activities
Payments on finance leases	(1,216)	(1,072)
Line of credit borrowings	8,355	2,338
Payments of line of credit borrowings	(8,355)	(2,338)
Payment of contingent consideration	(1,250)	—
Treasury shares withheld	(1,074)	(268)
Distribution to noncontrolling interest	—	(900)
Net cash used in financing activities	(3,540)	(2,240)
Effect of exchange rate changes on cash and cash equivalents	(223)	330
Net change in cash and cash equivalents	(5,407)	(508)
Cash and cash equivalents beginning of period	36,725	25,880
Cash and cash equivalents end of period	$31,318	$25,372
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	$1,287	$723
Assets obtained in exchange for new operating lease liabilities	$869	$247

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
United States
Product sales	$15,220	$11,930	$29,429	$18,797
Services	5,244	1,682	10,175	4,187
Total United States	20,464	13,612	39,604	22,984
Canada
Product sales	9,737	13,021	25,901	39,864
Services	3,677	4,948	10,724	15,823
Total Canada	13,414	17,969	36,625	55,687
Other Countries
Product sales	2,721	2,825	4,931	4,181
Services	1,765	2,048	2,841	3,607
Total other countries	4,486	4,873	7,772	7,788
Total
Product sales	27,678	27,776	60,261	62,842
Services	10,686	8,678	23,740	23,617
Total revenues	$38,364	$36,454	$84,001	$86,459

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income (loss), income (loss) from operations, gross profit and gross margin (inclusive of DD&A), cash provided by (used in) operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss), income (loss) from operations, gross profit, gross margin, cash provided by (used in) operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

However, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are key metrics that management uses to assess the period-to-period performance of our core business operations or metrics that enable investors to assess our performance from period to period relative to the performance of other companies that are not subject to such factors, or who may provide similar non-GAAP measures in their public disclosures.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL

Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investments in working capital that we believe are required to support our business. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash.

	June 30,	December 31,
	2026	2025
Working capital	$89,923	$93,392
Cash and cash equivalents	(31,318)	(36,725)
Current maturities of long term debt	2,326	2,385
Net working capital	$60,931	$59,052

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less amounts reported in the financing activities section of the statement of cash flows as distributions to non-controlling interest. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner.

	Six Months Ended
	June 30,
	2026	2025
Net cash (used in) provided by operating activities	$(636)	$1,876
Purchases of property and equipment	(1,084)	(745)
Purchase and development of software and technology	(68)	—
Proceeds from sales of property and equipment	144	271
Free cash flow	$(1,644)	$1,402
Distributions to non-controlling interest	—	(900)
Free cash flow less distributions to non-controlling interest	$(1,644)	$502

ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Adjusted gross profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense, which we present as a separate line item in our statement of operations. Adjusted gross margin represents adjusted gross profit as a percentage of total revenues.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Total revenues	$38,364	$36,454	$84,001	$86,459
Total cost of sales, exclusive of depreciation and amortization expense	24,417	23,456	51,883	51,606
Total depreciation and amortization associated with cost of sales	845	729	1,645	1,444
Gross Profit	$13,102	$12,269	$30,473	$33,409
Gross Margin	34%	34%	36%	39%
Exclude total depreciation and amortization associated with cost of sales	(845)	(729)	(1,645)	(1,444)
Adjusted Gross Profit	$13,947	$12,998	$32,118	$34,853
Adjusted Gross Margin	36%	36%	38%	40%

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. We believe that Adjusted EBITDA is an important measure that excludes costs that do not reflect the Company's ongoing operating performance, legal proceedings for intellectual property as further described below, and certain costs incurred on strategic transactions, including the Weatherford transaction. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers.

We periodically incur legal costs associated with the assertion of, or defense of, intellectual property, which we exclude from our definition of Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation, unless we believe that settlement will occur prior to any material legal spend (included in the table below as “Professional Fees”). Although these costs may recur between periods, depending on legal matters then outstanding or in process, we believe the timing of when these costs are incurred does not typically match the settlement or recoveries associated with such matters, and therefore, can distort our operating results. Similarly, we exclude from Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation the one-time settlement or recovery payment associated with these excluded legal matters when realized but would not exclude any go forward royalties or payments, if applicable. We expect to continue to incur these legal costs for current matters under appeal and for any future cases that may go to trial, provided that the amount will vary by period.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net (loss) income	$(3,037)	$1,698	$(1,296)	$6,152
Income tax benefit	(1,367)	(1,032)	(533)	(359)
Interest expense, net	84	68	110	110
Depreciation	1,289	1,235	2,582	2,439
Amortization	303	167	605	334
EBITDA	(2,728)	2,136	1,468	8,676
Share-based compensation (a)	636	646	1,126	1,198
Professional fees (b)	3,490	370	4,050	1,359
Foreign currency exchange loss (gain) (c)	275	(1,201)	385	(1,198)
Other (d)	200	272	433	402
Adjusted EBITDA	$1,873	$2,223	$7,462	$10,437
Adjusted EBITDA Margin	5%	6%	9%	12%
Adjusted EBITDA Less Share-Based Compensation	$1,237	$1,577	$6,336	$9,239

___________________

(a)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(b)

Represents non-capitalizable costs of professional services incurred or reversed in connection with our legal proceedings associated with the assertion of, or defense of, intellectual property as further described above, as well as costs incurred for the evaluation of actual and potential strategic transactions, including the Weatherford transaction.

(c)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(d)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.